Exhibit 99.1

AITX CEO Addresses Viral ROAMEO Video and the Engineering Behind the Moment

Widely Viewed Speed Bump Encounter Offers a Rare Look at Autonomous Vehicle Control in a Live Deployment

Detroit, Michigan, August 10, 2026 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a developer and operator of AI-driven security and productivity solutions for enterprise clients, along with its subsidiary Robotic Assistance Devices Mobile, Inc. (RAD-M), today commented on a widely circulated social media video showing a deployed ROAMEO™ autonomous security patrol vehicle encountering and ultimately clearing a speed bump while operating at a customer site.

AITX's ROAMEO™ autonomous security patrol vehicle is shown during a live deployment. A widely viewed speed bump encounter prompted AITX CEO Steve Reinharz to explain the engineering behind the robot’s response and what viewers actually saw.

The brief video has generated significant online attention and discussion, offering an unusually public look at the realities of deploying autonomous mobile technology in complex, uncontrolled environments. While some viewers interpreted ROAMEO's repeated approach to the speed bump as hesitation, the vehicle's behavior reflects a deliberately conservative control strategy designed to progressively increase throttle when its commanded movement is not achieved.

ROAMEO's current throttle control is primarily tuned for flat surfaces, normal roadway inclines and smaller obstacles. When the vehicle encounters a steeper or more abrupt geometry requiring greater force to traverse, its control system recognizes the sustained difference between commanded and actual movement and progressively increases throttle output until sufficient force is available to clear the obstacle.

"People watched ROAMEO approach the speed bump, back away, try again and ultimately cross it," said Steve Reinharz, CEO/CTO and founder of AITX and its RAD subsidiaries. "What they were actually watching was autonomous vehicle control responding conservatively to a condition outside its typical operating parameters. ROAMEO recognized that its initial response was insufficient, increased its response and completed the maneuver. That conservative behavior is intentional because throttle and braking directly affect vehicle safety."

Complicating autonomous navigation further is the fact that speed bumps are far from uniform. Across the United States, their height, length, slope and profile can vary substantially depending on whether they are installed on public roadways, private drives or parking areas. Typical roadway speed humps are approximately 3 to 4 inches high, while shorter, more abrupt speed bumps found in parking lots and commercial driveways can be considerably taller, with real-world installations documented at heights reaching 7 inches. That variation means there is no single speed bump geometry against which an autonomous vehicle can simply be calibrated.

Readers interested in seeing the incident and hearing the technical explanation directly from AITX CEO Steve Reinharz are invited to watch the latest AITX Weekend Update, where Reinharz walks through the ROAMEO speed bump encounter, explains the vehicle's response and discusses the broader realities of developing autonomous navigation for real-world environments.

The Company invites prospective clients, channel partners, and industry participants to connect with its team to learn how RAD's solutions can support their security and operational objectives.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and drive operational efficiency. Through its family of companies, including Robotic Assistance Devices, Inc. (RAD-I), Robotic Assistance Devices Mobile (RAD-M), Robotic Assistance Devices Group (RAD-G), and Robotic Assistance Devices Lanka (Private) Limited (RAD Lanka), AITX develops and delivers a broad range of AI-driven technologies and services designed to transform security, automation, and operational workflows across multiple industries.

Through its primary subsidiary, RAD-I, AITX is redefining the nearly $50 billion (US) security and guarding services industry1 with its AI-driven Solutions-as-a-Service model. RAD solutions are specifically designed to deliver cost savings of between 35% and 80% compared to traditional manned security and monitoring, utilizing a suite of stationary and mobile autonomous systems that complement, and in many cases replace, human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

AITX is led by Steve Reinharz, CEO/CTO and founder of the Company and all RAD subsidiaries, who brings decades of experience in the security services industry. The broader AITX leadership and its subsidiaries draw on deep expertise across security, law enforcement, and robotics innovation, supporting the Company's ability to deliver proven, practical, and scalable solutions.

The Company's solutions are deployed across a wide range of industries including enterprises, government, transportation, critical infrastructure, education, and healthcare.

To learn more, visit www.aitx.ai, www.radsecurity.com, www.radm.ai, www.stevereinharz.com, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including statements regarding the anticipated completion of the deployment, potential additional deployments and customer sites. Forward-looking statements are based on management's current expectations and assumptions and are subject to significant risks and uncertainties that could cause actual results to differ materially, including, among others: the risk that definitive agreements relating to the ordered unit are not executed, or are terminated or modified; delays or failures in manufacturing, international transportation, customs and import processing, customer site preparation, commissioning or acceptance; customer concentration; the Company's ability to fund its operations and scale production; and the other risks described in the Company's most recent Annual Report on Form 10-K and its subsequent filings with the Securities and Exchange Commission, available at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statement. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/